Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

RICHARD W. WEENING RETIRES FROM BOARD OF DIRECTORS

Founder Served for 28 Years

Milwaukee, Wis., September 18, 2008 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that connect equipment dealers, distributors and manufacturers, today announced that Richard W. Weening has resigned from its Board of Directors and Audit Committee.  Mr. Weening founded the Company in 1981 as a business information publishing subsidiary of his Raintree Publishers, Inc.  He served as President and Chief Executive Officer of the Company until October 1987, Chairman and Chief Executive Officer of the Company until October 1990, and Chairman of the Board of Directors until 1997.

Weening is President and CEO of QUAESTUS & Co., Inc., (www.quaestus.com), a venture firm specializing in early stage technology and media companies.  He is currently serving as Chairman and CEO of Prolitec Inc., (www.prolitec.com), a technology company QUAESTUS established in 2004.  “I regret leaving the ARI Team but the demands of Prolitec and QUAESTUS prevent me from being an involved Director.”

“It is with both sadness and gratitude that we bid farewell to Richard,” said Brian E. Dearing, Chairman of the Board of Directors.  “It was his vision to harness the potential of technology to enable distribution and service channels to share the most up-to-date information, enabling widely distributed, independent dealers to operate effectively and efficiently.  He made this vision a reality first in agriculture, the Company’s original market, and then saw it through to the equipment industry we serve today.  We will miss his insights and contributions as a Board member, and we wish him every success.”

About ARI

ARI is a leading provider of electronic parts catalogs and marketing services to dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently serves 76 manufacturers, 158 distributors worldwide and provides CD-ROM catalogs to more than 20,000 dealers, as well as Internet catalogs to many additional dealers in about a dozen segments of the worldwide equipment market including outdoor power, power sports, motorcycles, appliances, agricultural

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11425 WEST LAKE PARK  SUITE 900  MILWAUKEE, WI 53224-3025   414.973.4300   FAX 414.973-4357

_______________________________________________________________________________________www.arinet.com

Richard W. Weening Retires from Board of Directors

equipment, marine, recreation vehicles, floor maintenance, auto and truck parts after-market and construction.  For more information on ARI, visit our website www.arinet.com.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2007 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

Email: krajcir@arinet.com